EXHIBIT 99.2














                          OHIO STATE BANCSHARES, INC.
                                  Marion, Ohio

                                 ANNUAL REPORT
                               December 31, 2001

                          OHIO STATE BANCSHARES, INC.

                                 ANNUAL REPORT
                               December 31, 2001


                               TABLE OF CONTENTS


President's Letter..........................................................   1


Comparative Summary of Selected Financial Data..............................   2


Financial Statements........................................................   3

               Report of Independent Auditors...............................   3

               Consolidated Financial Statements............................   4

               Notes to Consolidated Financial Statements...................   8


Management's Discussion and Analysis of Financial Condition and
     Results of Operations..................................................  22


Board of Directors..........................................................  36


Officers....................................................................  37

FROM THE PRESIDENT:


As I predicted, 2001 was one of the best years ever for Ohio State Bancshares, Inc. and The Marion Bank. The work invested in reorganizing upper management and the implementation of new operating procedures is beginning to pay big dividends. The Corporation closed 2001 with over $90 million in total assets, which represents a 1-year increase of more than 25%. Net income also climbed to $653,000, its highest level ever. To our shareholders, 2001 net income represents a 10.99% return on average shareholders' equity. This is a significant improvement when compared to our five-year average, which is a respectable 9.37%.

In June of 2001, we finished our renovations to the main office. This needed expansion provides a more comfortable and private atmosphere for our customers when conducting business with our lending officers. This upgrade in facility has also created more space for our growing bookkeeping department, which will shortly be marketing our internet banking products including total bill paying capabilities.

I am energized with the thought of a new year. My primary goal is to utilize the success of 2001 as the building block of a more successful 2002 and beyond. We will continue our impressive growth rates through increased exposure to our community. Whether saving for the next holiday shopping season to saving for retirement, we offer some of the best rates in town. Also, no matter what your financing needs, from a new or used car to a first time homebuyer, we can help. Good financial products and services have a positive impact on the growth and success of our community. At Ohio State Bancshares, Inc. and The Marion Bank, we wish to do all we can to offer these products and services that allow our businesses and families to grow. As always, if you have concerns, questions or just want to chat, my door is always open, and I look forward to seeing you soon.


..

Sincerely,

/s/ Gary E. Pendleton

Gary E. Pendleton
President/CEO


                 COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
As of or for the years ending December 31, (Dollars in 000's except per share data)

                                                  2001            2000           1999            1998            1997
                                                  ----            ----           ----            ----            ----
STATEMENT OF OPERATIONS DATA
Total interest income                           $  6,148        $  5,631        $  5,083        $  4,187        $  3,649
Total interest expense                             2,924           2,661           2,252           1,890           1,646
                                                --------        --------        --------        --------        --------
Net interest income                                3,224           2,970           2,831           2,297           2,003
Provision for loan losses                            336             365             446             230             139
                                                --------        --------        --------        --------        --------
Net interest income after provision for
  loan losses                                      2,888           2,605           2,385           2,067           1,864
Noninterest income                                   598             294             298             294             239
Noninterest expense                                2,582           2,484           2,085           1,766           1,630
Income tax expense                                   251              86             138             170             126
Cumulative effect of accounting changes             --              --                24            --              --
                                                --------        --------        --------        --------        --------
Net income                                      $    653        $    329        $    436        $    425        $    347
                                                ========        ========        ========        ========        ========

PER SHARE DATA:
Basic and diluted earnings per
  common share                                  $   4.47        $   2.26        $   3.10        $   3.51        $   2.86
Book value per share at year-end                   42.57           37.89           34.37           33.21           29.40
Cash dividends per share                            0.60            0.60            0.50            0.50            0.40
Number of shares used in earnings per
  share calculations                             146,000         146,000         140,799         121,242         121,200

BALANCE SHEET DATA:
Total assets                                    $ 91,407        $ 73,040        $ 69,107        $ 60,740        $ 49,794
Total securities                                  21,918          14,063          15,372          13,757          10,009
Total net loans                                   57,493          52,167          48,478          37,272          34,418
Allowance for loan losses                            714             610             507             360             311
Total deposits                                    81,787          66,946          62,731          56,069          45,909
Borrowings                                         2,837            --             1,000            --              --
Shareholders' equity                               6,215           5,532           5,017           4,191           3,563

OPERATING RATIOS:
Total net loans to total deposits                  70.30%          77.92%          77.28%          66.47%          74.97%
Total shareholders' equity to total assets          6.80            7.57            7.26            6.90            7.16
Average shareholders' equity to
  average assets                                    7.36            7.48            7.18            7.16            7.42
Return on average equity                           10.99            6.28            9.18           11.17           10.26
Return on average assets                            0.81            0.47            0.66            0.80            0.76
Dividend payout ratio                              13.41           26.60           16.73           14.25           13.98
Total interest expense to interest income          47.55           47.26           44.30           45.14           45.11
Allowance for loan losses
  to total loans                                    1.23            1.16            1.03            0.96            0.90

Average assets                                  $ 80,744        $ 70,108        $ 66,125        $ 53,185        $ 45,598
Average shareholders' equity                       5,942           5,244           4,748           3,808           3,383

Averages used herein, unless indicated otherwise, are based on daily averages.


-------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Ohio State Bancshares, Inc.
Marion, Ohio


We have audited the accompanying consolidated balance sheets of Ohio State Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Bancshares, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




                                                 Crowe, Chizek and Company LLP

Columbus, Ohio
January 30, 2002











-------------------------------------------------------------------------------

                          OHIO STATE BANCSHARES, INC.
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


                                                                                       2001                   2000
                                                                                       ----                   ----
ASSETS
Cash and due from financial institutions                                        $    3,698,341          $    2,295,635
Interest-earning demand deposits                                                     2,613,055                    --
Federal funds sold                                                                   1,891,000               2,414,000
                                                                                --------------          --------------
     Cash and cash equivalents                                                       8,202,396               4,709,635
Interest-earning deposits                                                              449,387                    --
Securities available for sale                                                       17,758,732              10,397,644
Securities held to maturity (fair value 2001 - $4,177,979;
  2000 - $3,696,870)                                                                 4,159,220               3,664,874
Loans, net                                                                          57,493,391              52,166,770
Premises and equipment, net                                                          1,469,560               1,002,708
Accrued interest receivable                                                            526,682                 492,098
Other assets                                                                         1,347,418                 606,752
                                                                                --------------          --------------

                                                                                $   91,406,786          $   73,040,481
                                                                                ==============          ==============


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest-bearing                                                        $    9,065,846          $    7,675,081
     Interest-bearing                                                               72,720,780              59,270,451
                                                                                --------------          --------------
         Total                                                                      81,786,626              66,945,532
Borrowings                                                                           2,836,963                    --
Accrued interest payable                                                               233,542                 300,910
Other liabilities                                                                      334,646                 262,168
                                                                                --------------          --------------
         Total liabilities                                                          85,191,777              67,508,610

Shareholders' equity
Common stock, $10.00 par value, 500,000 shares authorized;
  146,000 shares issued and outstanding                                              1,460,000               1,460,000
Additional paid-in capital                                                           2,652,709               2,652,709
Retained earnings                                                                    2,058,427               1,492,741
Accumulated other comprehensive income (loss)                                           43,873                 (73,579)
                                                                                --------------          --------------
         Total shareholders' equity                                                  6,215,009               5,531,871
                                                                                --------------          --------------

                                                                                $   91,406,786          $   73,040,481
                                                                                ==============          ==============



--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2001 and 2000

--------------------------------------------------------------------------------


                                                                                        2001               2000
                                                                                        ----               ----
Interest and dividend income
     Loans, including fees                                                        $    5,009,636    $     4,706,582
     Taxable securities                                                                  820,413            692,632
     Nontaxable securities                                                               198,909            198,328
     Federal funds sold and other                                                        118,749             33,810
                                                                                  --------------    ---------------
        Total interest and dividend income                                             6,147,707          5,631,352

Interest expense
     Deposits                                                                          2,846,959          2,614,842
     Other borrowings                                                                     76,575             46,354
                                                                                  --------------    ---------------
        Total interest expense                                                         2,923,534          2,661,196
                                                                                  --------------    ---------------

Net interest income                                                                    3,224,173          2,970,156

Provision for loan losses                                                                336,500            365,000
                                                                                  --------------    ---------------

Net interest income after provision for loan losses                                    2,887,673          2,605,156

Noninterest income
     Fees for customer services                                                          457,828            265,255
     Gain on sale of loan                                                                 68,232                 --
     Net gains (losses) on sales or calls of securities                                   16,277             (2,106)
     Other                                                                                55,413             30,446
                                                                                  --------------    ---------------
        Total noninterest income                                                         597,750            293,595

Noninterest expense
     Salaries and employee benefits                                                    1,210,910          1,087,229
     Occupancy and equipment                                                             494,918            456,489
     Professional fees                                                                   185,404            233,108
     Office supplies                                                                     123,578            101,743
     Litigation settlement                                                                    --             82,500
     Loan collection and repossessions                                                    55,377             72,812
     Advertising and public relations                                                     87,793             51,219
     Taxes, other than income                                                             65,990             52,042
     Credit card processing                                                               65,676             66,987
     Director expenses                                                                    49,796             51,891
     Other                                                                               242,417            227,326
                                                                                  --------------    ---------------
        Total noninterest expense                                                      2,581,859          2,483,346
                                                                                  --------------    ---------------

Income before income taxes                                                               903,564            415,405
Income tax expense                                                                       250,278             86,034
                                                                                  --------------    ---------------

Net income                                                                        $      653,286    $       329,371
                                                                                  ==============    ===============

Basic and diluted earnings per share                                              $         4.47    $         2.26
                                                                                  ==============    ==============

Weighted average shares outstanding                                                      146,000            146,000
                                                                                  ==============    ===============





--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                          OHIO STATE BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years ended December 31, 2001 and 2000

--------------------------------------------------------------------------------


                                                                                     Accumulated
                                                     Additional                         Other              Total
                                   Common              Paid-in        Retained      Comprehensive      Shareholders'
                                    Stock              Capital        Earnings      Income (Loss)         Equity
                                    -----              -------        --------      -------------         ------

Balance, January 1, 2000      $    1,460,000     $    2,652,709    $   1,250,970    $   (346,384)   $     5,017,295

Comprehensive income:
    Net income                                                           329,371                            329,371
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                            272,805            272,805
                                                                                                    ---------------
      Total comprehensive
         income                                                                                             602,176

Cash dividends declared
  ($0.60 per share)                                                      (87,600)                           (87,600)
                              --------------     --------------    -------------    ------------    ---------------

Balance, December 31,
  2000                             1,460,000          2,652,709        1,492,741         (73,579)         5,531,871

Comprehensive income:
    Net income                                                           653,286                            653,286
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                            117,452            117,452
                                                                                                    ---------------
      Total comprehensive
         income                                                                                             770,738

Cash dividends declared
  ($0.60 per share)                                                      (87,600)                           (87,600)
                              --------------     --------------    -------------    ------------    ---------------

Balance, December 31,
  2001                        $    1,460,000     $    2,652,709    $   2,058,427    $     43,873    $     6,215,009
                              ==============     ==============    =============    ============    ===============




--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                          OHIO STATE BANCSHARES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2001 and 2000

--------------------------------------------------------------------------------


                                                                                        2001                    2000
                                                                                        ----                    ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                 $      653,286          $      329,371
     Adjustment to reconcile net income to net cash from
       operating activities:
         Depreciation and amortization                                                 201,645                 171,973
         Net amortization of securities                                                 32,578                  17,690
         Provision for loan losses                                                     336,500                 365,000
         Deferred taxes                                                                 58,055                 (39,436)
         Net realized (gains) losses on sales of securities                            (16,277)                  2,106
         Gain on sale of loan                                                          (68,232)                   --
         Federal Home Loan Bank stock dividends                                        (16,300)                (15,100)
         Change in deferred loan costs                                                 (14,032)                 19,949
         Change in accrued interest receivable                                         (34,584)                (42,077)
         Change in accrued interest payable                                            (67,368)                 45,378
         Change in other assets and other liabilities                                   71,745                 315,272
                                                                                --------------          --------------
              Net cash from operating activities                                     1,137,016               1,170,126

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale
         Sales                                                                       1,509,770               1,369,478
         Maturities, payments and calls                                              3,776,381               1,564,453
         Purchases                                                                 (12,468,298)             (1,365,407)
     Securities held to maturity
         Maturities and calls                                                             --                   150,000
         Purchases                                                                    (500,000)                   --
     Loan sale proceeds                                                              1,722,342                    --
     Loan originations and payments, net                                            (7,463,693)             (4,221,490)
     Purchases of premises and equipment                                              (668,497)                (98,130)
     Purchase of certificate of deposit                                               (444,717)                   --
     Purchase of bank owned life insurance                                            (698,000)               (118,000)
                                                                                --------------          --------------
         Net cash from investing activities                                        (15,234,712)             (2,719,096)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net changes in deposits                                                        14,841,094               4,214,336
     Proceeds from advance of long-term borrowings                                   2,350,000                    --
     Principle repayments of long-term borrowings                                      (13,037)                   --
     Net changes in short-term borrowings                                              500,000              (1,000,000)
     Cash dividends paid                                                               (87,600)                (87,600)
                                                                                --------------          --------------
         Net cash from financing activities                                         17,590,457               3,126,736
                                                                                --------------          --------------

Net change in cash and cash equivalents                                              3,492,761               1,577,766
Beginning cash and cash equivalents                                                  4,709,635               3,131,869
                                                                                --------------          --------------

Ending cash and cash equivalents                                                $    8,202,396          $    4,709,635
                                                                                ==============          ==============

Supplemental cash flow information:
     Interest paid                                                              $    2,990,902          $    2,615,818
     Income taxes paid                                                                 187,470                  32,680
Supplemental noncash disclosures:
     Transfers from loans to other real estate owned and repossessions          $      160,494          $      148,250




--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Ohio State Bancshares, Inc. ("OSB") and its wholly-owned subsidiary, The Marion Bank ("Bank"), together referred to as the Corporation. Intercompany transactions and balances are eliminated in consolidation.

NATURE OF OPERATIONS: The Corporation provides financial services through its main and branch office in Marion, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Corporation is primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in Marion County and contiguous counties. Accordingly, the Corporation's operations are considered by management to be aggregated in one reportable operating segment.

USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and the status of contingencies are particularly subject to change.

CASH FLOW REPORTING: Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days and federal funds sold. Net cash flows are reported for loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as FHLB stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan costs and the allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.






-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated generally on the straight-line method over asset useful lives. Maintenance and repairs are expensed and major improvements are capitalized.

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

LONG-TERM ASSETS: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FINANCIAL INSTRUMENTS: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amounts for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

EARNINGS PER COMMON SHARE: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is not currently applicable since OSB has no potentially dilutive common shares.

DIVIDEND RESTRICTION: Banking regulations require maintaining certain capital levels and may limit the amount of dividends paid by the Bank to OSB or by OSB to shareholders.





-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

RESTRICTIONS ON CASH: The Corporation was required to have $218,000 and $458,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2001 and 2000. These balances do not earn interest.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders' equity.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

NEW ACCOUNTING PRONOUNCEMENTS: Statement of Financial Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was adopted by the Corporation on January 1, 2001. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 does not allow hedging of a security which is classified as held to maturity. The adoption of SFAS No. 133 on January 1, 2001 had no impact on the Corporation's financial statements.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interests method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The adoption of this statement will only impact the Company's financial statements if it enters into a business combination.

Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. The Company is required to adopt this Statement on January 1, 2002 and early adoption is not permitted. The adoption of this Statement will not impact the Company's financial statements, as it has no intangible assets.

RECLASSIFICATIONS: Certain reclassifications have been made to the 2000 financial statements to be comparable to the 2001 presentation.


-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


  NOTE 2 - SECURITIES


  Year-end securities are as follows.

                                                                          2001
                                        ------------------------------------------------------------------------
                                                                Gross              Gross
                                          Amortized          Unrealized          Unrealized              Fair
                                             Cost               Gains              Losses                Value
                                             ----               -----              ------                -----
Available for sale
     U.S. Treasury                       $    99,978         $       542         $      --            $   100,520
     U.S. government and federal
       agencies                           11,233,019             133,398             (61,948)          11,304,469
     Mortgage-backed                       6,077,920              34,650             (40,167)           6,072,403
                                         -----------         -----------         -----------          -----------
        Total debt securities             17,410,917             168,590            (102,115)          17,477,392
     Other securities                        281,340                --                  --                281,340
                                         -----------         -----------         -----------          -----------
        Total                            $17,692,257         $   168,590         $  (102,115)         $17,758,732
                                         ===========         ===========         ===========          ===========

Held to maturity
     State and municipal                 $ 4,159,220         $    78,354         $   (59,595)         $ 4,177,979
                                         ===========         ===========         ===========          ===========


                                                                         2000
                                        ------------------------------------------------------------------------
                                                                Gross              Gross
                                          Amortized          Unrealized          Unrealized              Fair
                                             Cost               Gains              Losses                Value
                                             ----               -----              ------                -----
Available for sale
     U.S. Treasury                       $    99,891         $       798         $      --            $   100,689
     U.S. government and federal
       agencies                            5,559,398               6,017             (66,328)           5,499,087
     Mortgage-backed                       4,584,798               1,519             (53,489)           4,532,828
                                         -----------         -----------         -----------          -----------
        Total debt securities             10,244,087               8,334            (119,817)          10,132,604
     Other securities                        265,040                --                  --                265,040
                                         -----------         -----------         -----------          -----------

        Total                            $10,509,127         $     8,334         $  (119,817)         $10,397,644
                                         ===========         ===========         ===========          ===========

Held to maturity
     State and municipal                 $ 3,664,874         $    73,726         $   (41,730)         $ 3,696,870
                                         ===========         ===========         ===========          ===========


Proceeds from the sales of securities available for sale during 2001 and 2000 were $1,509,770 and $1,369,478. Gross gains of $11,211 were realized on the sales in 2001 and gross losses of $2,106 were realized on the sales in 2000. In 2001, an additional $5,066 in gains were realized relating to calls of certain securities.






-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 2 - SECURITIES (CONTINUED)

Contractual maturities of securities at year-end 2001 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                           Available for sale                        Held to Maturity
                                           ------------------                        ----------------
                                        Amortized          Fair                  Amortized         Fair
                                          Cost             Value                   Cost            Value
                                          ----             -----                   ----            -----

Due in one year or less             $    99,978         $   100,520         $      --            $      --
Due from one to five years            4,861,791           4,936,248                --                   --
Due from five to ten years            5,314,931           5,331,602           1,508,626            1,578,295
Due after ten years                   1,056,297           1,036,619           2,650,594            2,599,684
Mortgage-backed                       6,077,920           6,072,403                --                   --
Other securities                        281,340             281,340                --                   --
                                    -----------         -----------         -----------          -----------

                                    $17,692,257         $17,758,732         $ 4,159,220          $ 4,177,979
                                    ===========         ===========         ===========          ===========

Securities with carrying values of $9,425,000 and $6,521,000 at December 31, 2001 and 2000 were pledged to secure public deposits and for other purposes.


NOTE 3 - LOANS

Year-end loans were as follows.

                                                                               2001                2000
                                                                               ----                ----

          Commercial                                                        $  8,539,061          $  6,770,072
          Installment                                                         23,759,858            24,891,651
          Real estate                                                         24,550,130            19,801,041
          Credit card                                                            758,579               743,022
          Other                                                                   50,538                35,556
                                                                            ------------          ------------
                                                                              57,658,166            52,241,342
          Net deferred loan costs                                                549,213               535,181
          Allowance for loan losses                                             (713,988)             (609,753)
                                                                            ------------          ------------

                                                                            $ 57,493,391          $ 52,166,770
                                                                            ============          ============

Activity in the allowance for loan losses was as follows.

                                                                                  2001                2000
                                                                                  ----                ----

          Beginning balance                                                $    609,753           $    506,542
          Loans charged-off                                                    (327,187)              (387,556)
          Recoveries of previous charge-offs                                     94,922                125,767
          Provision for loan losses                                             336,500                365,000
                                                                           ------------           ------------

          Ending balance                                                   $    713,988           $    609,753
                                                                           ============           ============





-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------




NOTE 3 - LOANS (Continued)

The balance of loans evaluated for impairment on an individual basis at December 31, 2001 and 2000 and for the periods then ending was not material.

Nonperforming loans were as follows.

                                                                            2001                2000
                                                                            ----                ----

          Loans past due over 90 days still on accrual               $    167,839         $      6,013
          Loans on nonaccrual                                             225,473              140,027

Nonperforming loans include smaller balance homogeneous loans such as residential real estate, installment and credit card loans that are collectively evaluated for impairment.


NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                                                          2001                     2000
                                                                          ----                     ----

          Land                                                       $    115,875             $    115,875
          Building and improvements                                     1,012,345                  559,834
          Furniture, fixtures and equipment                             1,361,143                1,145,157
          Leasehold improvements                                           57,559                   57,559
                                                                     ------------             ------------
              Total cost                                                2,546,922                1,878,425
          Less accumulated depreciation                                (1,077,362)                (875,717)
                                                                     ------------             ------------

                                                                     $  1,469,560             $  1,002,708
                                                                     ============             ============

The Bank's branch facility is leased under an operating lease. The lease term is for twenty years. At the conclusion of the fifth, tenth and fifteenth years of the lease, the rent shall be adjusted by 50% of the cumulative increase in the Consumer Price Index over the previous five years with a minimum of 5% increase and a maximum of 10% increase for any one five-year period. Total rental expense was $38,748 in 2001 and in 2000.

Rental commitments for the Bank's branch facility noncancelable operating lease were as follows.

                           2002                                        $        40,685
                           2003                                                 40,685
                           2004                                                 40,685
                           2005                                                 40,685
                           2006                                                 40,828
                           Thereafter                                          434,891
                                                                       ---------------

                                                                       $       638,460
                                                                       ===============








-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 5 - DEPOSITS

Year-end interest-bearing deposits were as follows.

                                                                               2001               2000
                                                                               ----               ----

         Demand                                                        $    22,496,141    $     16,307,920
         Savings                                                            13,114,630           9,864,102
         Time:
              In denominations under $100,000                               24,330,652          22,536,570
              In denominations of $100,000 or more                          12,779,357          10,561,859
                                                                       ---------------    ----------------

         Total interest-bearing deposits                               $    72,720,780    $     59,270,451
                                                                       ===============    ================

Scheduled maturities of time deposits were as follows.

                           2002                                          $   29,119,392
                           2003                                               5,892,902
                           2004                                                 506,861
                           2005                                               1,516,848
                           2006                                                  28,152
                           Thereafter                                            45,854
                                                                         --------------

                                                                         $   37,110,009
                                                                         ==============

Year-end stated maturities of certificates of deposit of $100,000 or more were as follows.

                                                                                2001              2000
                                                                                ----              ----

         Three months or less                                            $    2,830,437     $    2,255,277
         Three through six months                                             1,931,969          2,432,235
         Six through twelve months                                            6,438,388          4,227,335
         Over twelve months                                                   1,578,563          1,647,012
                                                                         --------------     --------------

                                                                         $   12,779,357     $   10,561,859
                                                                         ==============     ==============


NOTE 6 - BORROWINGS

Federal funds purchased, borrowings from the Federal Home Loan Bank of Cincinnati and a line of credit with a large national bank are financing arrangements used by the Corporation. Information concerning borrowings was as follows.

                                                                                2001              2000
                                                                                ----              ----

     Maximum month-end balance during the year                           $    2,846,000     $    1,700,000
     Average balance during the year                                          1,726,000            671,000
     Average interest rate during the year                                         4.44%              6.91%







-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 6 - BORROWINGS (Continued)

Borrowings at year-end 2001 were as follows. No borrowings were outstanding at year-end 2000.

      Short-term borrowing under line of credit of $1,500,000, 3.95% at
         December 31, 2001                                                  $      500,000
      Fixed-rate FHLB advance, 3.77% due January 23, 2002                        1,000,000
      Convertible fixed-rate FHLB advance until January 24, 2002,
         4.68%, due January 24, 2011                                             1,000,000
      Mortgage-matched FHLB advance, 5.91%, maturity June 14, 2011                 336,963
                                                                            --------------

                                                                            $    2,836,963
                                                                            ==============

The interest rate on the convertible advance is fixed for a specific period of time, then convertible to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The mortgage-matched advance requires monthly principal and interest payments.

Maturities of borrowings for the next five years and thereafter were:

           Year ended December 31,
                    2002                                                    $    1,527,121
                    2003                                                            28,768
                    2004                                                            30,515
                    2005                                                            32,369
                    2006                                                            34,334
                 Thereafter                                                      1,183,856
                                                                            --------------

                                                                            $    2,836,963
                                                                            ==============

The Bank has a line of credit agreement with the FHLB, which is collateralized by a blanket pledge on eligible real estate loans and the Bank's FHLB stock. As of December 31, 2001, the Bank has approximately $7,162,000 still available for future advances.


NOTE 7 - EMPLOYEE BENEFITS

The Corporation provides a profit sharing plan that covers substantially all employees. Eligible employees may contribute up to 15% of their compensation subject to a maximum statutory limitation. The Corporation matches 50% of all employee contributions not to exceed 4% of the participant's base compensation. In addition, the Corporation may make an additional discretionary contribution allocated to all eligible participants based on compensation. Contributions by the Corporation were $22,500 and $13,600 for the years ended December 31, 2001 and 2000.

The Corporation also provides a supplemental retirement plan for current and past officers. Benefits under the plan are based on the performance of life insurance contracts purchased by the Corporation. Upon retirement, participants receive 15 equal annual installments representing the cumulative increase in the cash surrender value of the related life insurance policy in excess of an opportunity cost, as defined in the plan, from the inception of the plan until retirement. Participants also receive the annual increase in cash surrender value in excess of the opportunity cost from retirement until death. The officers vest 10% annually. The total liability for prior service upon adoption of the plan was $160,571 and is being amortized over the estimated future service period of 13 years. Expense related to this plan was $43,632 and $39,996 in 2001 and 2000.

NOTE 8 - INCOME TAXES

Income tax expense was as follows.




-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

                                                                                   2001            2000
                                                                                   ----            ----

         Current                                                             $    192,223     $    125,470
         Deferred                                                                  58,055          (39,436)
                                                                             ------------     ------------

                                                                             $    250,278     $     86,034
                                                                             ============     ============

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                                                  2001            2000
                                                                                  ----            ----

         Federal statutory rate times financial statement income
              at 34%                                                         $    307,212     $    141,238
         Effect of:
              Tax exempt interest                                                 (57,772)         (57,753)
              Other, net                                                              838            2,549
                                                                             ------------     ------------

              Total                                                          $    250,278     $     86,034
                                                                             ============     ============

         Effective tax rate %                                                        27.7%            20.7%
                                                                             ============     ============


Year-end deferred tax assets and liabilities relate to the following items.

                                                                                   2001            2000
                                                                                   ----            ----
         Deferred tax assets
              Allowance for loan losses                                      $    153,102     $    125,508
              Unrealized loss on securities available for sale                         --           37,904
              Deferred compensation                                                33,534           18,699
              Organizational costs                                                     --              912
                                                                             ------------     ------------
                  Total deferred tax assets                                       186,636          183,023

         Deferred tax liabilities
              Depreciation                                                        (75,609)         (61,402)
              Accrual to cash conversion                                         (302,758)        (225,411)
              FHLB stock dividend                                                 (32,504)         (26,962)
              Unrealized gain on securities available for sale                    (22,602)             --
              Other                                                                (2,923)            (447)
                                                                             ------------     ------------
                  Total deferred tax liabilities                                 (436,396)        (314,222)
                                                                             ------------     ------------

              Net deferred tax liability                                     $   (249,760)    $   (131,199)
                                                                             ============     ============









-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 9 - RELATED PARTIES

Loans to principal officers, directors, and their affiliates in 2001 were as follows.

         Beginning balance                                                                  $    1,543,608
         New loans                                                                                 397,920
         Repayments                                                                             (1,129,390)
                                                                                            --------------

         Ending balance                                                                     $      812,138
                                                                                            ==============

Deposits from principal officers, directors, and their affiliates at year-end 2001 and 2000 were $5,426,096 and $6,907,393.


NOTE 10 - COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Commitments to extend credit, primarily in the form of undisbursed portions of approved lines of credit, are principally variable rate commitments. The interest rates on these commitments ranged from 4.00% to 12.00% at year-end 2001 and 6.25% to 12.50% at year-end 2000. Outstanding commitments for credit cards had interest rates ranging from 12.00% to 17.90% at year-end 2001 and 12.00% to 18.00% at year-end 2000.

Year-end contractual amounts of financial instruments with off-balance-sheet risk were as follows.

                                                                                2001              2000
                                                                                ----              ----

         Commitments to extend credit                                    $    3,528,000     $    2,328,000
         Credit card arrangements                                             2,589,000          2,443,000
         Overdraft protection                                                   824,000                 --
         Letters of credit                                                           --             10,000

Included in cash and cash equivalents at year-end 2001 and 2000 was approximately $2,476,000 and $3,832,000 on deposit with the Great Lakes Bankers' Bank.







-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows.

                                                          2001                                2000
                                                          ----                                ----
                                               Carrying           Fair             Carrying            Fair
                                                Amount            Value             Amount             Value
                                                ------            -----             ------             -----
Financial assets
     Cash and cash equivalents           $    8,202,396    $    8,202,396     $     4,709,635   $    4,709,635
     Interest-earning deposits                  449,387           457,090                  --               --
     Securities available for sale           17,758,732        17,758,732          10,397,644       10,397,644
     Securities held to maturity              4,159,220         4,177,979           3,664,874        3,696,870
     Loans, net                              57,493,391        58,065,202          52,166,770       51,877,409
     Accrued interest receivable                526,682           526,682             492,098          492,098

Financial liabilities
     Demand and savings
       deposits                             (44,676,617)      (44,676,617)        (33,847,103)     (33,847,103)
     Time deposits                          (37,110,009)      (37,944,744)        (33,098,429)     (33,259,784)
     Other borrowings                        (2,836,963)       (2,912,558)                 --               --
     Accrued interest payable                  (233,542)         (233,542)           (300,910)        (300,910)

The estimated fair value approximates the carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is considered nominal.


NOTE 12 - CAPITAL REQUIREMENTS, RESTRICTIONS ON RETAINED EARNINGS
  AND  REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

At year-end 2001 and 2000, the Bank was categorized as well capitalized. No conditions or events have occurred subsequent to the latest notification by regulators that management believes would have changed the Bank's category. Actual capital levels for the Bank and minimum required were as follows.





-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 12 - CAPITAL REQUIREMENTS, RESTRICTIONS ON RETAINED EARNINGS
  AND REGULATORY MATTERS (Continued)

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                   For Capital             Prompt Corrective
                                            Actual              Adequacy Purposes         Action Regulations
                                            ------              -----------------         ------------------
                                      Amount      Ratio        Amount       Ratio          Amount       Ratio
                                      ------      -----        ------       -----          ------       -----
2001                                                          (Dollars in thousands)
Total capital (to risk weighted
  assets)                            $  7,192    11.9%        $   4,846     8.0%         $   6,058      10.0%
Tier 1 capital (to risk weighted
  assets)                               6,478    10.7             2,423     4.0              3,635       6.0
Tier 1 capital (to average assets)      6,478     7.2             3,608     4.0              4,510       5.0

2000
Total capital (to risk weighted
  assets)                            $  5,620    10.6%        $   4,242     8.0%         $   5,303      10.0%
Tier 1 capital (to risk weighted
  assets)                               5,010     9.4             2,121     4.0              3,182       6.0
Tier 1 capital (to average assets)      5,010     7.1             2,830     4.0              3,538       5.0

On February 10, 2000, the Corporation entered into a Memorandum of Understanding ("MOU") by and among The Marion Bank, Ohio Division of Financial Institutions and the FDIC, whereby the Bank has agreed to comply with certain directives which are intended to correct operational deficiencies and improve overall financial condition. Throughout 2000, management satisfactorily completed all provisions of the MOU and on January 18, 2001, this agreement was dissolved. However, in order to continue operational efficiencies and improve the financial condition of the Bank, the Board of Directors resolved to, among other things, develop a long-term strategic plan, maintain a tier 1 capital to average assets ratio of at least 7.0%, and reduce concentrations in indirect automobile lending. If at the end of any quarter this ratio falls below 7.0%, management will provide to the Ohio Division of Financial Institutions and the FDIC a written plan to restore this ratio.

OSB's primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to OSB is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements and the Board of Directors resolution disclosed above. Under the most restrictive dividend limitations described, approximately $164,000 is available to pay dividends to OSB and still maintain a tier 1 capital ratio of 7.0%. Currently, OSB must obtain prior written approval from the Federal Reserve Bank before paying dividends to its shareholders.










-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------



NOTE 13 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

                                                                                  2001               2000
                                                                                  ----               ----
Unrealized holding gains on available-for-sale
  securities                                                                 $       194,235    $      411,235
Reclassification adjustments for (gains) and losses later
  recognized in income                                                               (16,277)            2,106
                                                                             ---------------    --------------
Net unrealized gains and losses                                                      177,958           413,341
Tax effect                                                                           (60,506)         (140,536)
                                                                             ---------------    --------------

Other comprehensive income                                                   $       117,452    $      272,805
                                                                             ===============    ==============


NOTE 14 - LITIGATION SETTLEMENT

Throughout 2000, the Bank was involved in a civil lawsuit with a former loan customer. On January 5, 2001, the Bank accepted an offer to settle the case for $82,500. This expense was recorded in 2000 because the event occurred prior to December 31, 2000 and the loss was probable and measurable prior to the issuance of the consolidated financial statements.


NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Condensed parent company only financial statements for OSB follows.

                            CONDENSED BALANCE SHEETS
                           December 31, 2001 and 2000

                                                                                    2001              2000
                                                                                    ----              ----
Assets
Cash and cash equivalents                                                     $       162,956    $     575,392
Investment in bank subsidiary                                                       6,522,164        4,935,660
Other assets                                                                           29,889           20,819
                                                                              ---------------    -------------
   Total assets                                                               $     6,715,009    $   5,531,871
                                                                              ===============    =============

Liabilities and shareholders' equity
Other borrowings                                                              $       500,000    $          --
Shareholders' equity                                                                6,215,009        5,531,871
                                                                              ---------------    -------------
   Total liabilities and shareholders' equity                                 $     6,715,009    $   5,531,871
                                                                              ===============    =============









-------------------------------------------------------------------------------

                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

--------------------------------------------------------------------------------



NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
                     Years ended December 31, 2001 and 2000

                                                                                    2001                2000
                                                                                    ----                ----

Interest expense                                                              $         3,496    $          --
Professional fees                                                                      17,007            4,116
Other expenses                                                                          3,385               50
                                                                              ---------------    -------------
   Total expenses                                                                      23,888            4,166
                                                                              ---------------    -------------
Income (loss) before income tax and undistributed
  subsidiary income                                                                   (23,888)          (4,166)
Income tax benefit                                                                      8,122            1,416
Equity in undistributed subsidiary income                                             669,052          332,121
                                                                              ---------------    -------------

Net income                                                                            653,286          329,371
Other comprehensive income                                                            117,452          272,805
                                                                              ---------------    -------------
Total comprehensive income                                                    $       770,738    $     602,176
                                                                              ===============    =============


                       CONDENSED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2001 and 2000

                                                                                      2001              2000
                                                                                      ----              ----
Cash flows from operating activities
Net income                                                                    $       653,286    $     329,371
      Adjustments:
          Equity in undistributed subsidiary income                                  (669,052)        (332,121)
          Change in other assets                                                       (9,070)          (1,416)
                                                                              ---------------    -------------
               Net cash from operating activities                                     (24,836)          (4,166)

Cash flows from investing activities
      Capital contribution to subsidiary                                             (800,000)              --
                                                                              ---------------    -------------
               Net cash from investing activities                                    (800,000)              --
Cash flows from financing activities
      Net changes in short-term borrowings                                            500,000               --
      Dividends paid                                                                  (87,600)         (87,600)
                                                                              ---------------    -------------
               Net cash from financing activities                                     412,400          (87,600)
                                                                              ---------------    -------------

Net change in cash and cash equivalents                                              (412,436)         (91,766)
Beginning cash and cash equivalents                                                   575,392          667,158
                                                                              ---------------    -------------
Ending cash and cash equivalents                                              $       162,956    $     575,392
                                                                              ===============    =============







--------------------------------------------------------------------------------

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


In the following pages, management presents an analysis of Ohio State Bancshares, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2001 as compared to the prior year. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission, in the Corporation's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations except as discussed herein.


RESULTS OF OPERATIONS

Net income for the Corporation was $653,000 in 2001, or $324,000 more than the $329,000 earned in 2000. The primary reason for the increase in earnings for 2001 was due to increases in noninterest income of $304,000 and net interest income of $254,000, partially offset by increases in noninterest expense of $99,000 and income taxes of $164,000. Noninterest income was up due to a 72.60% increase in customer service fees relating to the introduction of the Bank's Bounce Protection program and a $68,000 one-time gain relating to the sale of a government guaranteed loan. Noninterest expenses were up due to increased occupancy expenses, advertising expenses and normal salary increases. A detailed discussion of the components of net interest income is provided in the following paragraphs.








--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------



NET INTEREST INCOME

Net interest income is the amount of interest earned on loans, securities, and other investments that exceeds the interest cost of deposits and other borrowings. Net interest income is affected by the volume and composition of earning assets and interest-bearing liabilities, as well as indirectly affected by noninterest-bearing liabilities and shareholders' equity totals. Additionally, the market level of interest rates and the resultant competitive rate decisions made by management can impact net interest income. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond the Corporation's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Board of Governors of the Federal Reserve System.

Net interest income increased $254,000 from 2000 to 2001. The increase was the result of higher average balances of interest-earning assets more than offsetting a lower net interest margin. The net interest margin, which is net interest income divided by average earning assets, decreased 20 basis points from 4.52% for 2000 to 4.32% for 2001. This decrease was not the result of a decrease in net interest spread but the result of a change in the mix of interest-bearing liabilities to interest earning assets. Net interest spread is the difference between the average yield of interest-earning assets to interest-bearing liabilities and only decreased from 3.83% in 2000 to 3.82% in 2001. However, average interest-bearing liabilities as a percentage of interest-earning assets increased from 85.8% to 88.4% from 2000 to 2001. This change in mix is the major cause of the 20 basis point drop and was caused by a larger increase in deposits than could be put into loans or securities during the same period of time. Management also made an intentional effort to maintain higher liquidity levels should interest rates rise during 2002.

Total interest income increased $517,000 and was the result of a 14.26% increase in interest-earning assets, partially offset by a 32 basis point decrease in average yield. The decrease in average yield was directly effected by the interest rate environment of 2001 when the Federal Reserve Bank dropped the Federal Funds rate 475 basis points and the average three-year treasury rate dropped 132 basis points.

Total interest expense increased $263,000 in 2001. Again, this was due to volume with average interest-bearing liabilities increasing from 2000 to 2001 by 17.8%. The average rates paid dropped from 4.66% in 2000 to 4.35% in 2001.

The following tables further illustrate the impact on net interest income from changes in average balances and yields of the Corporation's assets and liabilities.










--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------





            AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME FOR THE YEARS ENDED DECEMBER 31,
            -------------------------------------------------------------------------------------------
                                         (in thousands except percentages)

                                                           2001                                  2000
                                             --------------------------------      --------------------------------
                                                          Average    Interest                   Average   Interest
                                               Average   Yield or     Earned        Average    Yield or    Earned
                                               Balance   Rate Paid    or Paid       Balance    Rate Paid   or Paid
                                             ---------   ---------    -------       -------    ---------   --------
ASSETS:
INTEREST-EARNING ASSETS:
    Federal funds sold                       $   2,480      3.91%    $     97      $     620      5.45%   $      34
    Interest-earning deposits                      641      3.40           22             --      0.00           --
    Taxable securities                          13,700      6.02          820         10,905      6.09          693
    Nontaxable securities                        3,976      6.46          257          3,706      6.91          256
    Loans                                       55,206      9.07        5,010         51,284      9.18        4,706
                                             ---------               --------      ---------              ---------
TOTAL INTEREST-EARNING ASSETS                   76,003      8.17        6,206         66,515      8.49        5,689
                                             ---------               --------      ---------              ---------
NONINTEREST-EARNING ASSETS:
    Cash and due from
      financial institutions                     2,783                                 1,985
    Premises and equipment, net                  1,298                                 1,036
    Accrued interest and other assets            1,333                                 1,086
    Less:  Allowance for loan losses              (673)                                 (514)
                                             ---------                             ---------
TOTAL NONINTEREST-EARNING ASSETS                 4,741                                 3,593
                                             ---------                             ---------

TOTAL ASSETS                                 $  80,744                             $  70,108
                                             =========                             =========


LIABILITIES AND SHAREHOLDERS' EQUITY:
INTEREST-BEARING LIABILITIES:
    Demand deposits                          $  18,702      2.74          512      $  14,315      3.24          464
    Savings deposits                            10,578      2.47          262         10,230      2.99          305
    Time deposits:
       Under $100,000                           27,633      5.80        1,601         23,037      5.74        1,323
       $100,000 and over                         8,572      5.51          472          8,825      5.92          523
    Other borrowings                             1,726      4.44           77            671      6.91           46
                                             ---------               --------      ---------              ---------
TOTAL INTEREST-BEARING LIABILITIES              67,211      4.35        2,924         57,078      4.66        2,661
                                             ---------               --------      ---------              ---------
NONINTEREST-BEARING LIABILITIES:
    Demand deposits                              7,033                                 7,307
    Accrued interest payable
      and other liabilities                        558                                   479
                                             ---------                             ---------
    TOTAL NONINTEREST-BEARING LIABILITIES        7,591                                 7,786
                                             ---------                             ---------

TOTAL LIABILITIES                               74,802                                64,864

TOTAL SHAREHOLDERS' EQUITY                       5,942                                 5,244
                                             ---------                             ---------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                       $  80,744                             $  70,108
                                             =========                             =========

    NET INTEREST INCOME                                              $  3,282                             $   3,028
                                                                     ========                             =========
    NET INTEREST SPREAD                                     3.82%                                 3.83%
                                                          ======                               =======
    NET YIELD ON INTEREST
      EARNING ASSETS                                        4.32%                                 4.52%
                                                          ======                               =======





--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


Yields and amounts earned on loans include loan costs, net of loan fees and late charges of $43,777 for the year ended December 31, 2001, and $80,696 for the year ended December 31, 2000. Nonaccruing loans are included in the daily average loan amounts outstanding. Yields on nontaxable securities have been computed on a fully tax equivalent basis using a 34% tax rate. The historical amortized cost average balance of $13,624,000 for 2001 and $11,379,000 for 2000 was used to calculate yields for taxable securities. The average balance for securities represents the carrying value of securities. The net yield on interest-earning assets was computed by dividing net interest income by total interest-earning assets without the market value adjustment related to available-for-sale securities.

The following table presents the changes in the Corporation's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume, which cannot be segregated, have been allocated in proportion to the changes due to rate and volume.


INTEREST RATES AND INTEREST DIFFERENTIAL

                                                   2001 Compared to 2000                 2000 Compared to 1999
                                                    Increase/(Decrease)                   Increase/(Decrease)
                                                    -------------------                   -------------------
                                                                         (In thousands)

                                                          Change      Change                     Change     Change
                                               Total      due to      due to          Total      due to     due to
                                              Change      Volume       Rate          Change      Volume      Rate
                                              ------      ------       ----          ------      ------      ----

Interest-earning deposits                  $     22    $     22    $     --         $   --     $     --    $     --
Federal funds sold                               63          75         (12)           (81)         (91)         10
Taxable securities                              127         135          (8)           (51)         (52)          1
Nontaxable securities (1)                         1          18         (17)             3            4          (1)
Loans (2)                                       304         357         (53)           677          664          13
                                           --------    --------    --------         ------     --------    --------
        Total interest income                   517         607         (90)           548          525          23
                                           --------    --------    --------         ------     --------    --------

Demand deposits                                  48         128         (80)           110           49          61
Savings deposits                                (43)         10         (53)             2           --           2
Time deposits <$100,000                         278         266          12            202          118          84
Time deposits >$100,000                         (51)        (15)        (36)            66            7          59
              -
Other borrowings                                 31          52         (21)            30           18          12
                                           --------    --------    --------         ------     --------    --------
        Total interest expense                  263         441        (178)           410          192         218
                                           --------    --------    --------         ------     --------    --------

Net interest income                        $    254    $    166    $     88         $  138     $    333    $   (195)
                                           ========    ========    ========         ======     ========    ========

(1) Nontaxable income is adjusted to a fully tax equivalent basis using a 34% tax rate.

(2) Nonaccrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.






--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


ALLOWANCE AND PROVISION FOR LOAN LOSSES

The Corporation maintains an allowance for loan losses that management considers adequate to provide for probable credit losses in the loan portfolio. A grading system is utilized for the commercial loan portfolio. The Loan Review Committee of the Board reviews the status of all credit relationships of $200,000 or more excluding residential mortgages and assigns or reassigns grades based on a mathematical grading system. The grades indicate the risk level of the loans to the Corporation and loss allowances are, in part, established from this analysis. Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet the debt service requirements. Often this is associated with a delay or shortfall in payments of 60 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, consumer automobile, home equity and credit card loans with balances less than $100,000. The Corporation evaluates the remaining loan portfolio and establishes loss allowances based on historical loan loss data, which the Corporation has been accumulating since its inception, as well as anticipated credit losses. At year-end 2001, the allowance had a balance of $713,988, or 1.23% of total loans, compared to $609,753, or 1.16% of total loans, at year-end 2000. The provision for loan losses was $336,500 for the year ended December 31, 2001, compared to $365,000 for the year ended December 31, 2000. The decrease in provision was the result of better collection efforts and a change in the overall mix of the portfolio. More effective collection efforts have decreased net charge-offs by 11.3% in 2001 as compared to 2000. The Bank is continuing to change the mix of the loan portfolio to lessen the impact of the installment loan portfolio. The installment loan portfolio is made up of over 85% indirect auto loans and makes up approximately 89% of net charge-offs over the past five years. As a percent of total loans, the installment portfolio has decreased from 47.6% in 2000 to 41.2% in 2001. The process to diversify the portfolio to an acceptable level of installment loans is a slow process that management believes will take the next two to three years. The Bank does not plan to get out of the indirect auto loan business entirely because of the positive effects it has on the local community, as well as the financial results of the Corporation when the risks are managed appropriately.

The following table sets forth the amount of loans that were on nonaccrual status, were past due 90 days or more (in payment of interest or principal), or were impaired.

                                                  Nonaccrual, Past Due and Impaired Loans at December 31,
                                                  -------------------------------------------------------
                                                                      2001            2000
                                                                      ----            ----
                                                                          (In thousands)

Nonaccrual loans not included in impaired loans                  $        225     $        140
Loans past due 90 days or more,
  excluding nonaccrual loans                                              168                6
Impaired loans (all also on nonaccrual)                                    --               --
                                                                 ------------     ------------

Total                                                            $        393     $        146
                                                                 ============     ============

The Corporation's policy for placing loans on nonaccrual status is that the Corporation will not accrue interest income on loans (other than consumer loans) that are contractually past due as to principal or interest by 90 days, unless collection is reasonably assured. In 2001, management put installment loans on nonaccrual if informed of any bankruptcy activity by the borrower. Many loans were placed on nonaccrual status that were still performing as agreed. This new policy is more conservative in identifying potential problem loans and is a major factor in the increase in nonaccrual loans from 2000 to 2001.

Watchlist loans include the majority of loans 90 days or more delinquent, all commercial loans with an internal loan grade of substandard or less, and all nonaccrual loans. Additionally, loan officers may request a loan be added to the watchlist if they suspect repayment problems may arise and feel the need for frequent reviews. Watchlist loans that were not reported above as nonaccrual, delinquent or impaired had balances at December 31, 2001 of $162,000 and $220,000 at December 31, 2000.





--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------

The following table shows activity in the allowance for loan losses and pertinent ratios during the years indicated.

                                                                                        2001            2000
                                                                                        ----            ----
                                                                                         (in thousands)
                  Allowance for loan losses:
                  Balance at beginning of period                                  $        610    $        507
                  Loans charged-off:
                        Commercial                                                          --             (21)
                        Real estate                                                         --              --
                        Installment                                                       (327)           (367)
                                                                                  ------------    ------------
                           Total loans charged-off:                                       (327)           (388)
                                                                                  ------------    ------------
                  Recoveries of loans previously charged-off:
                        Commercial                                                          --              20
                        Real estate                                                         --              --
                        Installment                                                         95             106
                                                                                  ------------    ------------
                           Total loan recoveries                                            95             126
                                                                                  ------------    ------------

                  Net loans charged-off                                                   (232)           (262)
                  Provision for loan losses                                                336             365
                                                                                  ------------    ------------

                  Balance at end of period                                        $        714    $        610
                                                                                  ============    ============


Ratios:                                                                                2001             2000
                                                                                       ----             ----

Net loans charged-off to average loans                                                   0.42%            0.51%
Net loans charged-off to total loans at end of period                                    0.40             0.50
Allowance for loan losses to average loans                                               1.29             1.19
Allowance for loan losses to total loans at end of period                                1.23             1.16
Net loans charged-off to allowance for loan losses at end of period                     32.53            42.93
Net loans charged-off to provision for loan losses                                      69.02            71.72
Allowance for loan losses to nonperforming loans (1)                                   181.55           417.52

(1) Nonperforming loans consist of loans on nonaccrual, loans past due 90 days or more and still accruing interest, and impaired loans.










--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


The following schedule is a breakdown of the allowance for loan losses allocated by type of loan.

                                                            Percentage of                          Percentage of
                                                            Loans in Each                          Loans in Each
                                            Allowance        Category to        Allowance           Category to
                                              Amount         Total Loans          Amount            Total Loans
                                              ------         -----------          ------            -----------
                                                December 31, 2001                      December 31, 2000
                                                -----------------                      -----------------

Commercial                              $      38,157           14.81%        $       15,389           12.96%
Real Estate                                    45,918           42.58                  1,418           37.91
Installment                                   534,056           41.21                498,765           47.65
Credit Cards                                   20,967            1.32                 16,595            1.42
Other                                              --            0.08                     --            0.06
Unallocated                                    74,890             N/A                 77,586             N/A
                                        -------------        ---------        --------------       ---------

Total                                   $     713,988          100.00%        $      609,753          100.00%
                                        =============        ========         ==============       =========


NONINTEREST INCOME

Noninterest income increased from $294,000 in 2000 to $598,000 in 2001, a $304,000 or 103.60% increase. Noninterest income consists of fees on deposits and checking accounts, fees on other services and gains resulting from the sale of loans or securities. $193,000 of this increase relates to fees for customer services and is primarily the result of the Bank's new Bounce Protection program. This new program allows all checking customers to overdraw their accounts from $200 to $500, based upon the type of account, without getting checks returned. The Bounce Protection program has resulted in customers overdrafting more checks.

Also contributing to higher noninterest income was the gain on the sale of a loan. On February 16, 2001, the Bank sold a commercial loan guaranteed by the United States Department of Agriculture for a pre-tax profit of $68,000. The Bank is not obligated to repurchase this loan and is not subject to a penalty if the loan prepays.

NONINTEREST EXPENSE

Noninterest expense increased $99,000, or 3.97%, in 2001 as compared to the previous year. Contributing to higher noninterest expenses were increases in salaries and employee benefits of $124,000, or 11.38%, occupancy expense of $38,000, or 8.42%, advertising of $37,000, or 71.41% and supply expenses of $22,000, or 21.46%. In general, these increases are the direct result of the Bank's asset growth and expanded operations. Throughout 2001, the Bank's assets grew 25% causing additional employees to be hired while others were promoted due to a greater range of responsibility. The Bank also built a 1,350 square foot addition to its main office to primarily expand the loan operations area.

Contributing to lower noninterest expenses were decreases in professional fees of $48,000, or 20.46%, litigation settlement expense of $83,000, or 100% and loan collection expense of $17,000, or 23.95%. The decreases in professional fees and litigation settlement were the result of temporary expenses related to management studies and a legal dispute in 2000 that did not carry over to 2001. The decrease in loan collections is directly related with the activity of gross charge-offs which decreased 18.45% from 2000 to 2001.






--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


FINANCIAL CONDITION

TOTAL ASSETS

Total assets grew from $73,040,000 on December 31, 2000 to $91,407,000 on December 31, 2001, a $18,367,000, or 25.15% increase. Most of the growth came from a $7,361,000, or 70.80% increase in securities available for sale, a $5,327,000, or 10.21% increase in loans and a $3,493,000, or 74.16% increase in cash and cash equivalents. This was funded by a net increase in deposits and other borrowings of $17,678,000, or 26.41%.


LOANS

Total net loans increased 10.21% from $52,167,000 on December 31, 2000 to $57,493,000 on December 31, 2001. Real estate loans increased 23.98% from $19,801,000 on December 31, 2000 to $24,550,000 on December 31, 2001.
Commercial loans increased 26.13% from $6,770,000 on December 31, 2000 to $8,539,000 on December 31, 2001. Installment loans decreased 4.55% from $24,892,000 on December 31, 2000 to $23,760,000 on December 31, 2001. The
decrease in installment loans along with the large increases in real estate and commercial loans is due to management's strategy to de-emphasize the installment portfolio as a percent of total loans. This strategy is aimed at increasing the diversity of the total loan portfolio and softens the impact of the credit risk inherent in an installment portfolio.

The Corporation's loan portfolio consists primarily of commercial, consumer loans (loans to individuals for automobiles, family and other personal expenses) and real estate loans. These categories accounted for approximately 15%, 41%, and 43% of the Corporation's total loan portfolio on December 31, 2001. The Corporation's present policy regarding diversity in the loan portfolio is based on local economic conditions, competitive forces, supply of funds and indicators in order to optimize income.

With certain exceptions, the Bank is permitted under applicable law to make loans to individual borrowers in aggregate amounts of up to 15% of the Bank's total capital. As of December 31, 2001, the lending limit for the Bank was approximately $1,079,000. The Bank would sell participations in its loans where necessary to stay within legal lending limits.

The following is a schedule of contractual maturities of fixed and variable rate loans, rounded to the nearest thousand, as of December 31, 2001.










--------------------------------------------------------------------------------
                                  (Continued)

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------




(In thousands)
                                                      One              One
                                                     Year            Through       After Five
                                                    or Less        Five Years         Years            Total
                                                    -------        ----------         -----            -----
REAL ESTATE
   Fixed Rate                                    $        132    $      1,138     $        752    $      2,022
   Variable Rate                                        2,395           1,175           18,958          22,528
                                                 ------------    ------------     ------------    ------------
   Total Real Estate                                    2,527           2,313           19,710          24,550

COMMERCIAL
   Fixed Rate                                             214           2,079               24           2,317
   Variable Rate                                        2,668             888            2,666           6,222
                                                 ------------    ------------     ------------    ------------
   Total Commercial                                     2,882           2,967            2,690           8,539

INSTALLMENT
   Fixed Rate                                             552          21,377            1,589          23,518
   Variable Rate                                          109             123               10             242
                                                 ------------    ------------     ------------    ------------
   Total Installment                                      661          21,500            1,599          23,760

CREDIT CARDS
   Fixed Rate                                              --              --               --              --
   Variable Rate                                          758              --               --             758
                                                 ------------    ------------     ------------    ------------
   Total Credit Card                                      758              --               --             758

OTHER
   Fixed Rate                                              --              --               --              --
   Variable Rate                                           51              --               --              51
                                                 ------------    ------------     ------------    ------------
   Total Other                                             51              --               --              51
                                                 ------------    ------------     ------------    ------------

TOTAL ALL LOANS                                  $      6,879    $     26,780     $     23,999    $     57,658
                                                 ============    ============     ============    ============

   FIXED RATE                                    $        898    $     24,594     $      2,365    $     27,857
   VARIABLE                                             5,981           2,186           21,634          29,801


SECURITIES

In order to maintain appropriate assets to meet the Corporation's liquidity and asset/liability management requirements, the Corporation purchases U.S. Treasury securities, U.S. government and federal agency securities, mortgage-backed securities, and state and municipal securities. Purchases of such securities, as well as sales of federal funds (short-term loans to other banks) and placement of funds in certificates of deposit with other financial institutions, are made as investments pending the utilization of funds for loans and other purposes.

The Corporation's policy is to stagger the maturities of its securities to meet the overall liquidity requirements of the Corporation. The Corporation has classified the majority of its securities portfolio as available for sale to provide flexibility should funding be required for loan demand or deposit withdrawals.

Securities available for sale and securities held to maturity increased from $14,063,000 at December 31, 2000 to $21,918,000 at December 31, 2001, an
increase of $7,855,000, or 55.86%. The increase was primarily due to an increase is deposits that was slightly greater than the current demand for loans and managements decision to maintain higher liquidity levels.

Securities may be pledged to meet security requirements imposed as a condition to receive public funds. At December 31, 2001, the Corporation had $9,425,000 pledged to secure public deposits compared to $6,521,000 on



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



                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


December 31, 2000. The Corporation has no securities of an "issuer" where the aggregate carrying value of such securities exceeds ten percent of shareholders' equity.

The following tables summarize the amounts and distribution of the Corporation's securities and the weighted average yields as of December 31, 2001 and 2000.

                                                        2001                                     2000
                                       -----------------------------------       ----------------------------------
                                        Amortized        Fair       Average      Amortized       Fair       Average
                                          Cost           Value       Yield         Cost          Value       Yield
                                          ----           -----       -----         ----          -----       -----
AVAILABLE FOR SALE                                                (Dollars in thousands)
U.S. TREASURY
    Less than one year                 $      100    $      101       6.35%      $      --     $       --
    Over 1 year through 5 years                --            --                        100            101     6.35%
                                       ----------    ----------                  ---------     ----------
       TOTAL U.S. TREASURY                    100           101       6.35             100            101     6.35

U.S. GOVERNMENT AND
  FEDERAL AGENCIES:
    Over 1 year through 5 years             4,862         4,936       4.50           3,266          3,234     5.55
    Over 5 year through 10 years            5,315         5,332       6.20             295            298     6.86
    Over 10 years                           1,056         1,037       5.68           1,998          1,967     7.13
                                       ----------    ----------                  ---------     ----------
    TOTAL U.S. GOVERNMENT AND
      FEDERAL AGENCIES                     11,233        11,305       5.42           5,559          5,499     6.19

MORTGAGE-BACKED SECURITIES                  6,078         6,072       5.68           4,585          4,533     6.82
OTHER SECURITIES                              281           281       6.68             265            265     6.64
                                       ----------    ----------                  ---------     ----------

TOTAL SECURITIES
  AVAILABLE FOR SALE                   $   17,692    $   17,759       5.53%      $  10,509     $   10,398     6.48%
                                       ==========    ==========                  =========     ==========

HELD TO MATURITY
STATES AND MUNICIPALS
    Over 5 year through 10 years       $    1,509    $    1,578       5.32%      $   1,306     $    1,360     5.50%
    Over 10 years                           2,650         2,600       5.08           2,359          2,337     5.69
                                       ----------    ----------                  ---------     ----------

       TOTAL HELD TO MATURITY          $    4,159    $    4,178       5.16%      $   3,665     $    3,697     5.59%
                                       ==========    ==========                  =========     ==========

The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount. The weighted average yield on tax-exempt obligations has not been determined on a tax equivalent basis. Other securities consist of Federal Home Loan Bank and Great Lakes Bankers' Bank stock that bear no stated maturities. Available for sale yields are based on amortized cost balances.





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                                       31

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------



FUNDING

Deposits are the Corporation's primary source of funds. The Corporation can obtain additional funds when needed through the overnight purchase of federal funds or obtaining advances from the Federal Home Loan Bank to meet occasional declines in deposits, to satisfy cash reserve requirements, or for other short-term liquidity needs. At times, when the Corporation has more funds than it needs for its reserve requirements or short-term liquidity needs, it increases its investment in securities, sells federal funds to other financial institutions or places funds in short-term certificates of deposit with other financial institutions. The distribution of the Corporation's deposits in terms of maturity and applicable interest rates is a primary determinant of the Corporation's cost of funds and the relative stability of its supply of funds. Most accounts are not subject to interest rate limitations and, therefore, tend to reflect current market rates of interest available to depositors at a given time. At December 31, 2001, the aggregate amount of time, savings and interest-bearing demand deposits was 88.92% of total deposits. The Corporation does not have any foreign deposits, nor does it have any material concentration of deposits.

Total deposits increased from $66,946,000 on December 31, 2000 to $81,787,000 on December 31, 2001, a 22.17% increase. The primary reason for the deposit growth was the opening of new accounts due to continuing exposure in the local community and current market conditions. Noninterest-bearing demand accounts increased from $7,675,000 on December 31, 2000 to $9,066,000 on December 31, 2001. Interest-bearing demand deposits increased $6,188,000, or 37.95%, from $16,308,000 at year-end 2000 to $22,496,000 at year-end 2001. Savings account balances increased 32.95% from $9,864,000 on December 31, 2000 to $13,115,000 on December 31, 2001. Certificates of deposit increased from $33,098,000 at the end of 2000 to $37,110,000 at the end of 2001, a 12.12% increase.

Other borrowings increased $2,837,000 from year-end 2000 to 2001. Most of this borrowing was not due to liquidity needs but used to meet a specific purpose. $1,337,000 of the borrowings represents longer fixed rate advances and were used to offset the risk of longer fixed rate asset investments. $500,000 represents a borrowing that is used to supply capital to the Bank. The remaining borrowing represents a short-term advance taken when loan growth temporarily exceeded deposit growth. For more information to these borrowings see Note 6 of the 2001 consolidated financial statements.


ASSET/LIABILITY MANAGEMENT

Asset/liability management includes gap measurement that determines, over various time periods, interest-earning assets and interest-bearing liabilities which are due to reprice at current market rates. A financial institution will have a negative interest rate sensitivity gap for a given period of time if the amount of its interest-bearing liabilities maturing or repricing within that period is greater than the total of the interest-earning assets maturing or repricing within the same period. When interest rates increase, financial institutions with a negative interest rate sensitivity gap will be more likely to experience increases in the cost of their liabilities faster than the corresponding yields generated by their earning assets. Following the same concept, as interest rates decrease, the cost of funds of financial institutions with a negative interest-rate sensitivity gap usually will decrease more rapidly than the yields on the earning assets. As a general rule, the same changes in interest rates will usually have the opposite effect on financial institutions structured with a positive interest-rate sensitivity gap.

Interest rate sensitivity varies with various types of interest-earning assets and interest-bearing liabilities. Overnight federal funds on which the rates change daily and loans, which are tied to variable indices, differ markedly from long-term securities and fixed-rate loans. Time deposits over $100,000 and money market certificates are more interest rate sensitive than passbook savings accounts. The shorter-term interest rate sensitivities are critical to reasonable measurement of interest rate sensitivity gap.

The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are scheduled to reprice or mature in each of the indicated time periods. Except as noted, the amount of assets and liabilities that reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. The table, however, does not necessarily indicate the impact




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                                       32

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


of general interest rate changes on the Corporation's net interest income in part because the repricing of certain categories of assets and liabilities is subject to competition and other factors beyond the control of the Corporation. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.

Interest Rate Sensitivity Gap as of December 31, 2001 (in thousands)

                                                                            One             Over
                                               0-3          3-12          Through           Five
                                             Months        Months       Five Years          Years          Total
                                             ------        ------       ----------          -----          -----
Assets
     Loans (1) (4)                       $     9,698    $     6,223     $    39,372    $     2,365      $    57,658
     Securities (1)                              207            598           7,982         13,131           21,918
     Interest-earning deposits                 2,613             --             449             --            3,062
     Federal funds sold                        1,891             --              --             --            1,891
                                         -----------    -----------     -----------    -----------      -----------

Rate sensitive assets (RSA)                   14,409          6,821          47,803         15,496           84,529

Liabilities
     Interest-bearing demand (2)              22,496             --              --             --           22,496
     Savings (2)                              13,115             --              --             --           13,115
     Time deposits                             9,937         19,182           7,945             46           37,110
     Other borrowings                          1,507             20           1,126            184            2,837
                                         -----------    -----------     -----------    -----------      -----------

Rate sensitive liabilities (RSL)              47,055         19,202           9,071            230           75,558
                                         -----------    -----------     -----------    -----------      -----------

Period gap (3)                           $   (32,646)   $   (12,381)    $    38,732    $    15,266      $     8,971
                                         ===========    ===========     ===========    ===========      ===========

Cumulative gap                           $   (32,646)   $   (45,027)    $    (6,295)   $     8,971
                                         ===========    ===========     ===========    ===========

Percentage of RSA                             (38.62)%       (53.27)%         (7.45)%        10.61%
                                         ===========    ===========     ===========    ===========

(1) Loans and mortgage-backed securities are assumed to adjust based on their contractual terms, with no assumptions as to prepayments. Securities also include Federal Home Loan Bank stock and Great Lakes Bankers' Bank stock that have no stated maturities and have been included in the over five years category.
(2) Management has included these accounts in the 0-3 month or less time horizon based on past experience with rate adjustments on these accounts.
(3) Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.
(4) Loans are presented gross and do not include net deferred loan costs and the allowance for loan losses.













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                                       33

                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------


CAPITAL RESOURCES

Shareholders' equity totaled $5,532,000 on December 31, 2000 compared to $6,215,000 on December 31, 2001. At December 31, 2000 and December 31, 2001,
the ratio of shareholders' equity to assets was 7.57% and 6.80%.

Under "Prompt Corrective Action" regulations that impact the Bank, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized). The Bank meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%. For further discussion of capital ratios, capital resources, and events that could affect the Company's ability to pay dividends, see Note 12 of the 2001 consolidated financial statements.


LIQUIDITY

Liquidity management focuses on the Corporation's ability to have funds available to meet the loan and depository transaction needs of its customers and the Corporation's other financial commitments. Cash and cash equivalent assets (which include deposits the Corporation maintains at other banks, federal funds sold and other short-term investments) totaled $4,710,000 at year-end 2000 and $8,202,000 at year-end 2001. These assets provide the primary source of funds for loan demand and deposit balance fluctuations. Additional sources of liquidity are securities classified as available for sale, access to Federal Home Loan Bank advances, as the Bank is a member of the Federal Home Loan Bank of Cincinnati, and agreements with correspondent banks for buying and selling Federal Funds. The fair value of securities classified as available for sale was $17,759,000 and $10,398,000 as of December 31, 2001 and December 31, 2000. The Corporation has approximately $7,162,000 available as a line of credit with the Federal Home Loan Bank.

An additional measure of liquidity is the amount of loans carried in relation to total deposits. Lower ratios can indicate greater liquidity. Management's goal is to maintain a loan to deposit ratio of approximately 75%, or great enough to maximize the earnings potential of the Corporation while maintaining adequate liquidity levels. The Corporation's loan to deposit ratio on December 31, 2001 was 70.30%, down from 77.92% on December 31, 2000. For a detailed analysis of Corporation's sources and uses of cash, refer to the 2001 Consolidated Statements of Cash Flows.


IMPACT OF INFLATION

The Corporation's balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity's net positive monetary position and its future earnings. Moreover, the Corporation's ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.








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



                          OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2001

--------------------------------------------------------------------------------



MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation's stock are generally referred to Community Banc Investments, New Concord, Ohio (CBI).

For 2001 and 2000, bid and ask quotations were obtained from CBI, which handles a limited amount of the Corporation's stock transactions. The quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

       2001                   Low Bid           High Bid              Low Ask             High Ask
       ----                   -------           --------              -------             --------

     1st Qtr.              $     53.00      $      55.00        $       57.00         $      57.00
     2nd Qtr.                    55.00             56.00                58.00                58.00
     3rd Qtr.                    57.50             57.50                58.00                59.50
     4th Qtr.                    57.50             59.00                59.50                61.00

       2000
       ----

     1st Qtr.              $     51.00      $      51.00        $       53.00         $      53.00
     2nd Qtr.                    51.00             51.00                53.00                53.00
     3rd Qtr.                    51.00             53.00                53.00                55.00
     4th Qtr.                    53.00             55.00                55.00                57.00

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation's stock, these prices may not reflect the prices at which the stock would trade in an active market.

The Corporation has 500,000 authorized and 146,000 outstanding shares of common stock held by approximately 481 shareholders as of December 31, 2001. The Corporation paid cash dividends of $0.30 per share in June and December of 2001 and 2000, resulting in a total amount of $0.60 per share in 2001 and 2000.

















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                                       35

                          OHIO STATE BANCSHARES, INC.
                               BOARD OF DIRECTORS
                               Annual Report 2001

--------------------------------------------------------------------------------



                             BOARD OF DIRECTORS (1)



Fred K. White - Chairman.......................    Retired, Division Manager,
                                                   Ohio Edison
                                                   Real Estate Sales,
                                                   HER Kinney Properties
                                                   Marion, Ohio

Gary E. Pendleton..............................    President and CEO,
                                                   The Marion Bank
                                                   Marion, Ohio

Samuel J. Birnbaum.............................    Retired director of Real Estate,
                                                   Lodgekeeper, Inc.
                                                   Prospect, Ohio

Lois J. Fisher ................................    Real Estate Developer
                                                   Marion, Ohio

Theodore L. Graham.............................    Managing Partner, Graham
                                                   Investment Co.
                                                   Marion, Ohio

Lloyd L. Johnston..............................    Chairman of the Board, Johnston Supply
                                                   Company
                                                   Marion, Ohio

F. Winton Lackey...............................    Partner, HLS Racks, LLC
                                                   Marion, Ohio

Thurman R. Mathews.............................    Owner, Mathews-Kennedy Ford/
                                                   Lincoln Mercury
                                                   Marion, Ohio

Peter B. Miller................................    Owner, Pete Miller, Inc.
                                                   Marion, Ohio

John D. Owens  ................................    Retired Owner, Owens Electric
                                                   Marion, Ohio

(1)    All are Directors of Ohio State Bancshares, Inc. and The Marion Bank











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                                       36

                          OHIO STATE BANCSHARES, INC.
                               EXECUTIVE OFFICERS
                               Annual Report 2001

--------------------------------------------------------------------------------


OHIO STATE BANCSHARES, INC.

EXECUTIVE OFFICERS

Fred K. White, Chairman of the Board
Gary E. Pendleton, President and Treasurer
Cynthia L. Sparling, Secretary
Todd M. Wanner, Chief Financial Officer


THE MARION BANK

EXECUTIVE OFFICERS

Gary E. Pendleton, President and Chief Executive Officer
Steven M. Strine, Senior Vice President and Chief Lending Officer
Cynthia L. Sparling, Senior Vice President and Chief Operations Officer Todd M. Wanner, Vice President and Chief Financial Officer

TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSING AGENT

The Marion Bank
111 South Main Street
Marion, Ohio  43302
(740) 387-2265


ANNUAL MEETING

The annual shareholders' meeting will be held April 18, 2002, at 5 p.m. in the main office of The Marion Bank, 111 South Main Street, Marion, Ohio.


FORM 10-KSB

A copy of Ohio State Bancshares, Inc.'s 2001 annual report on Form 10-KSB filed with the Securities and Exchange Commission is available upon written request to shareholders without charge. To obtain a copy, direct your written request to Todd M. Wanner, 111 South Main Street, Marion, Ohio 43302.













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                                       37